UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2010

TEDOM CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-148516	20-8235863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5699 Kanan Road, #251, Agoura Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (818) 231-6778

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by Tedom Capital, Inc. (“Tedom” or the “Company”) from time-to- time with the Securities and Exchange Commission (collectively the “Filings”) contain forward-looking statements and information that, are based upon beliefs of, and information currently available to, the Company's management, as well as estimates and assumptions made by the Company's management. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of those terms and similar expressions as they relate to the Company or the Company's management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company's industry, operations and results of operations and any businesses that may be acquired by the Company.  Should one or more of those risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 3.03   Material Modification to Rights of Security Holders.

On March 19, 2010, Tedom entered into a Merger Agreement (the “Agreement”) with Tedom Acquisition Corporation, a newly-formed, wholly-owned subsidiary of Tedom (“Merger Sub”), and eLayaway, Inc. (“eLayaway”), pursuant to which Merger Sub is to merge with and into eLayaway upon the satisfaction of certain conditions (the “Merger”).  In connection with the Merger, Tedom is required to issue to certain shareholders of eLayaway (i) up to 1,854,013 shares of $0.001 par value Series A Preferred Stock, (ii) up to 2,788,368 shares of $0.001 par value Series B Preferred Stock, (iii) up to 3,142,452 shares of $0.001 par value Series C Preferred Stock and (iv) up to 154,282 shares of $0.001 par value Series D Preferred Stock (collectively, the “Merger Preferred Stock”).

In order to create the Preferred Stock, on April 7, 2010, Tedom amended it Certificate of Incorporation by filing an “Amended and Restated Certificate of Incorporation” (the “Amended Certificate”) with the Delaware Department of State.  Among other things, the Amended Certificate gives Tedom the authority to issue (i) up to 150,000,000 shares of $0.001 par value common stock (an increase from the 50,000,000 shares that had previously been authorized) and (ii) up to 50,000,000 shares of $0.001 par value preferred stock, with the Merger Preferred Stock and up to an additional 1,735,312 shares of the Series D Preferred Stock being currently authorized (collectively, the “Authorized Preferred”). As provided in the Amended Certificate, the Authorized Preferred (i) is entitled to a specified payment preference over Tedom’s common stock in the event of any liquidation, dissolution or winding up of Tedom, (ii) shall  have no voting rights (except as required by law) and (iii) upon the occurrence of certain events, shall be automatically convertible into Tedom’s common stock on a one-for-one basis.

As described above, in addition to the Authorized Preferred, the Amended Certificate provides for the issuance from time-to-time of up to an additional 40,325,573 shares of preferred stock in one or more additional series.  The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future financings and in meeting corporate needs which may arise.  If opportunities arise that would make it desirable to issue preferred stock through either public offerings or private placements, the provision for preferred stock in the Amended Certificate would avoid the possible delay and expense of a stockholders' meeting, except as may be required by law or regulatory authorities.  Issuance of preferred stock could result, however, in a series of securities outstanding that would have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in the dilution of the net income per share and the net book value of the common stock.  The specific terms of any additional preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  It is not possible at this time to determine in what respect a particular series of preferred stock would be superior to the outstanding common stock or any other series of preferred stock which may have previously been issued (including the Authorized Preferred).

Item 5.07   Submission of Matters to a Vote of Security Holders.

On March 31, 2010, the Amended Certificate was approved by Naven Properties, LLC by written consent without a meeting.  At that date, Naven Properties, LLC was the registered holder of 21,000,000 shares of Tedom’s $0.001 par value common stock, constituting approximately 92% of Tedom’s outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEDOM CAPITAL, INC.

Date: April 7, 2010	By:	/s/ JASON WEILERT
Jason Weilert, Chief Executive Officer